ENCORIUM GROUP, INC

Exhibit 21

Subsidiaries

Encorium Oy

Encorium Sweden AB

Encorium Denmark ApS

Encorium Estonia OU

Encorium Romania SRL

Encorium Poland Sp.z.o.o.

UAB Encorium Lithuania

Encorium Group Ltd. UK